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                                                                 EXHIBIT 16
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                        COMPUTER TASK GROUP, INCORPORATED
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Change in Certifying Accountant.



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                         CHANGE IN CERTIFYING ACCOUNTANT
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         On October 16, 1995, the Company engaged KPMG Peat Marwick LLP (KPMG)
as the principal accountants to audit the Company's financial statements for the fiscal year ending December 31, 1995. The Company did not consult with KPMG regarding accounting advice prior to its engagement.

         Price Waterhouse LLP (Price Waterhouse) had been engaged since 1977 as the principal accountants to audit the Company's financial statements. Price Waterhouse's report on the financial statements of the Company as of December 31, 1994 and 1993 and for the years then ended contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Also, during the aforementioned period, there occurred no "reportable event" within the meaning of Item 304(a)(1)(v) of Regulation S-K of the Commission.

         The decision to change accountants was approved by the Board of Directors of the Company. During the Company's two most recent fiscal years and any subsequent interim period preceding the dismissal, there were no disagreements between the Company and Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Price Waterhouse would have caused Price Waterhouse to make reference to the subject matter of the disagreement in connection with its report.